Exhibit 23.3

Anthony Cabot 3993 Howard Hughes Parkway 6th Floor Las Vegas, Nevada 89169	Direct Dial: 702 949-8280 Direct Fax: 702 949-8367 ACabot@lrlaw.com Admitted in: Nevada and Arizona

Our File Number: 45168-00001

November 21, 2006

The Board of Directors

Full House Resorts, Inc.

4670 South Fort Apache Road

Suite 190

Las Vegas, NV 89147

Members of the Board:

Lewis and Roca LLP hereby consents to the reference to our firm under the caption “Legal Matters” in the Registration Statement on Form SB-2 #333-136341 for Full House Resorts, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

LEWIS AND ROCA LLP

/s/ Anthony Cabot
Anthony Cabot

ANC/jb

67136.1

PHOENIX    •     TUCSON    •     LAS VEGAS    •     RENO    •     ALBUQUERQUE

www.lewisandroca.com